Exhibit 12.1
Potash Corporation of Saskatchewan Inc.
Ratio of Earnings to Fixed Charges
(in millions of US dollars, except ratio amounts)
(unaudited)

	Three months
	ended
	March 31,	Year ended December 31
	2010	2009(1)	2008(1)	2007(1)	2006(1)	2005

Canadian GAAP

Net income	$449.2	$980.7	$3,465.9	$1,104.0	$606.9	$542.9
Income taxes	182.4	79.2	1,059.8	416.7	142.3	267.4
Share of earnings of equity investees	(26.2)	(133.7)	(255.8)	(76.2)	(54.4)	(52.1)
Fixed charges	67.6	255.9	187.1	187.5	183.5	149.1
Distributed income of equity investees	—	130.9	89.1	40.6	29.9	18.6
Interest capitalized	(20.7)	(68.2)	(42.9)	(21.8)	(19.1)	(5.7)

Total Earnings Available for Fixed Charges	$652.3	$1,244.8	$4,503.2	$1,650.8	$889.1	$920.2

Fixed Charges

Interest expensed and capitalized	$61.3	$227.2	$160.9	$165.4	$163.6	$127.2
Amortization of debt issue costs	1.2	3.0	1.8	2.3	1.0	2.2
Estimated portion of rent expense representing interest	5.1	25.7	24.4	19.8	18.9	19.7

Total Fixed Charges	$67.6	$255.9	$187.1	$187.5	$183.5	$149.1

Ratio of Earnings to Fixed Charges	9.65	4.86	24.07	8.80	4.85	6.17

U.S. GAAP

Net income	$458.0	$989.0	$3,365.9	$1,061.9	$600.9	$532.7
Income taxes	163.7	51.8	1,158.5	452.8	158.6	288.0
Share of earnings of equity investees	(25.6)	(132.5)	(254.8)	(74.3)	(54.9)	(55.8)
Fixed charges	67.6	255.9	187.1	187.5	183.5	149.1
Distributed income of equity investees	—	130.9	89.1	40.6	29.9	18.6
Interest capitalized	(20.7)	(68.2)	(42.9)	(21.8)	(19.1)	(5.7)

Total Earnings Available for Fixed Charges	$643.0	$1,226.9	$4,502.9	$1,646.7	$898.9	$926.9

Fixed Charges

Interest expensed and capitalized	$61.3	$227.2	$160.9	$165.4	$163.6	$127.2
Amortization of debt issue costs	1.2	3.0	1.8	2.3	1.0	2.2
Estimated portion of rent expense representing interest	5.1	25.7	24.4	19.8	18.9	19.7

Total Fixed Charges	$67.6	$255.9	$187.1	$187.5	$183.5	$149.1

Ratio of Earnings to Fixed Charges	9.51	4.79	24.07	8.78	4.90	6.22

(1)	Revised to correct the impact of errors affecting net income and income taxes as described in Note 17 to Part I Item 1 of the company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2010.